EXHIBIT 21

                        COMMSCOPE, INC. SUBSIDIARIES

CommScope, Inc. of North Carolina
Incorporated: North Carolina

CommScope Nevada LLC
Organized: Nevada

CommScope Optical Technologies, Inc.
Incorporated: Delaware

CommScope International Holdings, Inc.
Incorporated: Delaware

CommScope Foreign Sales, Inc.
Incorporated: Barbados